LEXXUS INTERNATIONAL AGREEMENT


This Distributorship Agreement, made and executed on the 1st day of March, 2002, is between 40 J's L.L.C., a Limited Liability Company, organized and existing under the laws of the Commonwealth of Kentucky, with its principal office located at 110 Stanberry Ridge, Ft. Thomas, Campbell County, Kentucky 41075 ("SELLER"), and LEXXUS INTERNATIONAL, INC. A corporation organized and existing under the laws of the State of Delaware, with its principal office located at 12901 Hutton Drive, Dallas, Dallas County, Texas 75234 ("DISTRIBUTOR")

This agreement is intended to replace a prior Distributorship Agreement between the parties made on July 11, 2001. Upon execution of this agreement the prior Distributorship Agreement shall be null and void and have no further effect.

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this agreement, the parties agree as follows:

                                   SECTION ONE

                                 RIGHTS GRANTED

Seller grants the following contingent rights to Distributor:

Exclusive worldwide distribution rights to sell Seller's Product currently known as "Viacreme"(TM) as defined on Exhibit "A" attached hereto through Multi Level Marketing channels of distribution. Distributor will develop a new product name selected by Distributor and Distributor may use this name only for as long as this Agreement is in effect. Upon termination of this Agreement, Distributor shall discontinue use, for any purpose, of the new product name or similar name.

Multi Level Marketing (MLM), as referred to in this agreement, shall mean distribution of Seller's products utilizing a variety of individual, independent contractors or agents (Independent Distributors), who are appointed, supervised and/or terminated by Distributor, and who sell such products on a person to person basis rather than through traditional retail stores or other means of distribution.

The parties specifically acknowledge that the above grant of distribution rights only gives Distributor rights to distribute via MLM, and notwithstanding the above, Distributor shall not have any rights to distribute via MLM or otherwise in Japan and shall not sell to any parties who may sell Seller's products into Japan. In the event that 40 J's fails to establish distribution in Japan by September 1, 2002, then exclusive MLM rights for Japan will revert to Lexxus.

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                                   SECTION TWO

                                PRODUCT COVERAGE

As used in this agreement, the term "Seller's product" shall mean and be limited to Seller's product currently known as "Viacreme" as defined on Exhibit "A" attached hereto or an identical product with a different name selected by Distributor which is covered under one or more of Seller's patents and patent applications. Seller represents and warrants that it will enforce Sellers patents in the United States and shall prosecute patent applications in international markets.

                                  SECTION THREE

                                  TERMS OF SALE

All sales of Seller's products to Distributor shall be made under and subject to the provisions of this agreement. Resale prices shall be determined solely by Distributor.

Distributor agrees to purchase, on execution of this agreement, 375,000 2-ml. pillows ("Pillows") from current inventory for $75,000. Distributor agrees to purchase 225,000 Pillows from current inventory and 2 barrels of Seller's product on March 15, 2002 for $87,500. Distributor agrees to purchase 600,000 Pillows from current inventory on March 30, 2002 for $87,500. Seller and Distributor understand that the 1,200,000 pillows referenced above have an expiration date of August 2002. Seller will supply to Distributor documentation in form satisfactory to Distributor from the manufacturer that the pillows have an additional life of at least 12 months. Distributor will purchase 74 barrels of Seller's product @ $22,500 each through the end of 2003 according to the following schedule. Terms are FOB warehouse located in Columbus, Indiana and Cash on Delivery (C.O.D.).

         Date                               Quantity

         April 30, 2002                     Balance of Pillows Approximately
                                            700,000  @ $112,500
         June 30, 2002                      5 Barrels
         August 15, 2003                    9 Barrels

         2003
         January 31, 2003                   15 Barrels
         April 30, 2003                     15 Barrels
         July 31, 2003                      15 Barrels
         September 30, 2003                 15 Barrels

After December 31, 2003, the price cannot increase or decrease more than 10% per calendar year. Distributor can renew this agreement annually for an additional period of 12 months with a purchase commitment of 15 barrels per quarter. Seller and Distributor agree to work in good faith during each renewal period to reach a mutually agreeable price. Distributor agrees to purchase all of Distributors inventory from Seller and will not sell competitive and/or similar products. Failure to purchase any of this inventory will result in an automatic termination of this Agreement. Upon termination, Distributor may continue to use new product name selected by Distributor if Distributor purchases Seller's product @ $45,000 per barrel to distribute on a non-exclusive basis, only into existing markets that have been previously established as of the termination date. Lexxus must provide proof to 40J's of established markets.

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If Seller decides to market a similar product through means of distribution other than through MLM the parties understand that the pricing structure for Seller's product would be similar to competitive products in the industry, i.e. approximately $24.99 for a 15-ml. product.

Seller represents and warrants that it is the owner of the trademark "Viacreme" in the United States and will not sell any product, as defined on Exhibit "A" with the name Viacreme other than to Distributor.


                                  SECTION FOUR

               SALES, MARKETING, ADVERTISING & PROMOTION POLICIES

Distributor acknowledges that the sale of Seller's product could be regulated by the Food and Drug Administration, and other governmental and regulatory agencies domestically and worldwide. Distributor agrees to comply with all regulations and will be solely responsible to comply with all governmental and regulatory requirements in selling, marketing and promoting Seller's product. Distributor agrees to hold Seller harmless in any and all non-compliance issues.


                                  SECTION FIVE

                            PRODUCT WARRANTY POLICIES

         A. Seller's products are sold to Distributor at prices that contemplate that such products are free from defect in manufacture and workmanship at the time of sale. In the event that any product is proved to have been defective at time of sale, Seller will replace product or refund the original sales price of such product at its discretion.

         B. Seller agrees to protect Distributor and hold Distributor harmless from any loss or claim arising out of inherent defects in any of Seller's product existing at the time such product is sold by Seller to Distributor, provided that Distributor gives Seller notice of any such loss or claim and cooperates fully with Seller in the handling of the same. Distributor agrees to protect Seller and hold Seller harmless and indemnify Seller from any loss or claim arising out of the negligence, nonfeasance, misfeasance or malfeasance of Distributor, employees or representatives in the installation, use, sale, servicing or advertising of Seller's products.

Initials________________

                                   SECTION SIX

                              USE OF SELLER'S NAMES

Neither Distributor nor Independent Distributors shall use, authorize or permit the use of the name "Viacreme" or any other trademark owned by Seller as part of its firm, corporate or business name or in any way. Seller will seek to prevent others from using this name to avoid any confusion relating to Seller's products and other parties' products.


                                  SECTION SEVEN

                           RELATIONSHIP OF THE PARTIES

The parties to this agreement recognize each other as independent contractors and, except as expressly described elsewhere in this agreement, agree to hold the other harmless for all liabilities associated with their respective actions. Each party (the "Indemnifying Party") shall hold harmless, indemnify and defend the other party (the "Indemnified Party"), the Indemnified Party's agents and employees against any and all claims, causes of actions, injuries and damages including, but not limited to, personal injury and property damage, caused to any extent by any act or omission on the part of the Indemnifying Party, its agents, contractors or employees, related in any manner to the agreement, except to the extent the same is caused solely by the negligent acts of the Indemnified Party. This indemnity shall include all costs and disbursements, including without limitation, court costs, and reasonable attorneys' fees, and shall survive the expiration or earlier termination of this agreement. Neither party shall be construed in any manner whatsoever to be an employee or agent of the other, nor shall this agreement be construed as a contract of employment or agency.

                                  SECTION EIGHT

                                TERM OF AGREEMENT

This agreement shall continue in full force and effect from and after the date as of which this agreement has been executed and continue unless terminated by either party under the provisions of Section Nine.

                                  SECTION NINE

                                   TERMINATION

         A. This agreement shall terminate as to any part if such party (1) admits in writing its inability to pay its debts generally as they become due;
(2) has a liquidator, receiver, conservator or statutory successor of such party appointed by any court or governmental authority having jurisdiction over it;
(3) commences a proceeding under any federal or state bankruptcy, insolvency, reorganization or similar law, or has such a proceeding commenced against it and either has an order of insolvency or reorganization entered against it or has the proceeding remain undismissed and unstayed for 90 days; (4) makes an assignment for the benefit of creditors; or (5) has a receiver or trustee appointed for it or for the whole or any substantial part of its property.

Initials_________________

         B. In the event either party breaches this agreement by materially failing to perform its duties as required herein (the "Breaching Party"), the non-Breaching Party may give written notice to the Breaching Party of such material failure to perform and demand performance. If the Breaching Party fails to cure such material non-performance required by this agreement within thirty
(30) days of such written notice, the non-Breaching Party may terminate this agreement without waiver of any rights that such party may have against the Breaching Party for such failure to perform.

         C. Termination of this agreement shall not affect the continuation of the obligations of either party incurred during the term of the agreement.

         D. This agreement shall also terminate automatically (without any notice being required) if Distributor fails to purchase inventory from Seller described in Section Three.

                                   SECTION TEN

                           OBLIGATIONS ON TERMINATION

On termination of this agreement, Distributor shall cease to be an authorized Distributor and;

         A. All amounts owing by Distributor to Seller shall, notwithstanding prior terms of sale, become immediately due and payable;

         B. All unshipped orders shall be cancelled without liability of either party to the other;

         C. Neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales, or on account of expenditures, investments, leases or commitments in connection with the business or good will of Seller, Distributor, or Independent Distributors or for any other reason whatsoever growing out of such termination.

Initials________________

                                 SECTION ELEVEN

                                ACKNOWLEDGEMENTS

Each party acknowledges that no representation or statement, and no understanding or agreement, has been made, or exists, and that in entering into this agreement the party has not relied on anything done or said or on any presumption in fact or in law: (1) with respect to this agreement, or to the duration, termination or renewal of this agreement, or with respect to the relationship between the parties, other than as set forth in this agreement; or
(2) that in any way tends to change or modify any of the terms of this agreement or to prevent this agreement becoming effective; or (3) that in any way affects or relates to the subject matter of this agreement, other than as set forth in this agreement, and the parties agree that each of the terms of this agreement are reasonable and fair and equitable.


                                 SECTION TWELVE

                         TERMINATION OF PRIOR AGREEMENTS

This agreement terminates and supersedes all prior Seller-Distributor agreements between the parties to this agreement.

                                SECTION THIRTEEN

                                   ASSIGNMENT

Neither this agreement nor any right under this agreement nor interest in this agreement may be assigned by Distributor or Seller without the prior express written approval of the other party, which consent will not be unreasonably withheld.

                                SECTION FOURTEEN

                               NO IMPLIED WAIVERS

Except as provided in this agreement, waiver by either party, or failure by either party to claim a breach, of any provision of this agreement shall not be, or held to be, a waiver of any breach or subsequent breach, or as affecting in any way the effectiveness of such provision.

                                 SECTION FIFTEEN

                                     NOTICES

Any notice required or permitted by this agreement, or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by first-class registered mail, postage prepaid. Notices to Seller shall be delivered to the office of the Seller at:

                           Robert Hassman
                           40 J's LLC
                           95 Orchard Hill Road
                           Ft. Thomas, KY  41075

Notices to Distributor shall be delivered to the office of the Distributor at:

                           Mark Woodburn
                           Lexxus International
                           12901 Hutton Drive
                           Dallas, TX   75234


                                 SECTION SIXTEEN

                                    AMENDMENT

This agreement has been signed by Distributor and sent to Seller for final approval and execution, and will be signed and delivered on behalf of Seller. The parties to this agreement intend this agreement to be executed as an agreement made and executed in Kentucky and to be construed in accordance with the laws of Texas.

The parties have executed this agreement on the day and year first above written.


                                     SELLER:

                                     40 J's, L.L.C.


                                     By:___________________________________
                                        Robert Hassman, President


                                     DISTRIBUTOR:

                                     LEXXUS INTERNATIONAL, INC.


                                     By:___________________________________
                                       Mark D. Woodburn, Chief Financial Officer

                                   Exhibit `A'

                    Thompson Patent Filing Program - VIACREME

Docket No.          Title                                     Serial No.                Status
---------           -------                                   ----------                ------
Thompson-1           Device to Enhance Clitoral               09/340,227                U.S. Patent
                     Stimulation During                                                 6,179,755
                     Intravaginal Intercourse

Thompson-2           Medication Delivery and                  09/414,250                U.S. Patent
                     Clitoral Stimulation device                                        6,224,541

Thompson-3           Clitoral Sensitization                   09/469,959                U. S. Patent
                     Arrangement Using                                                   6,322,493
                     Compound of Menthol
                     and L-Arginine

Thompson-3A          Clitoral Sensitization                   09/878,583                Pending
                     Arrangement Using
                     Compound of Menthol
                     and L-Arginine

Thompson-4      Exp. Clitoral Sensitizing                     09/520,110                Pending
                    Compound with Method
                    and Apparatus for the
                  Delivery of those Compounds

Thompson-5A     Clitoral Sensitizing                          09/736,973                Pending
                      Arrangements

Foreign Filing of Thompson-5A Worldwide                                                 Pending
